Exhibit 99.1

CATAMARAN CORPORATION ANNOUNCES STRONG FIRST QUARTER FINANCIAL RESULTS

Schaumburg, Illinois, April 30, 2015 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three months ended March 31, 2015.

On March 29, 2015, the Company entered into a definitive agreement to combine with OptumRx, UnitedHealth Group's free-standing pharmacy care services business. UnitedHealth Group will acquire, directly or indirectly, all of the Company's issued and outstanding common shares for $61.50 per share in cash. The combination is expected to be completed during the fourth quarter of 2015.

Q1 2015 Highlights

•	Revenue increased 22% to $6.0 billion in Q1 2015, compared to $4.9 billion in Q1 2014

•	Gross profit increased 20% to $378.8 million in Q1 2015, compared to $314.7 million in Q1 2014

•	EBITDA¹ increased 26% to $215.0 million in Q1 2015, compared to $170.9 million in Q1 2014

•	Net income attributable to the Company increased 37% to $86.7 million, or $0.42 per share (fully-diluted) in Q1 2015, compared to $63.4 million, or $0.31 per share (fully-diluted) in Q1 2014

•	Adjusted EPS¹ (fully-diluted) increased 18% to $0.59 in Q1 2015, compared to $0.50 in Q1 2014

•	Cash flow from operations increased 8% to $146.7 million in Q1 2015 compared to $135.7 million in Q1 2014

•	Adjusted prescription claim volume¹ for the PBM segment increased 3% to 102.7 million in Q1 2015, compared to 100.0 million in Q1 2014

•	Completed the acquisition of Salveo Specialty Pharmacy, Inc. ("Salveo"), an independent specialty pharmacy with locations in New York and California, on January 2, 2015

•
Subsequent to the end of the reporting period, the Company completed the acquisition of Healthcare Solutions, Inc. ("Healthcare Solutions"), a current PBM customer operating primarily in the workers' compensation space.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three months ended March 31, 2015 and 2014 are as follows:

Three months ended March 31, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2015	2014	2015	2014	2015	2014
Revenue	$5,941,613	$4,878,375	$37,647	$36,104	$5,979,260	$4,914,479
Cost of revenue	5,583,964	4,583,284	16,542	16,533	5,600,506	4,599,817
Gross profit	$357,649	$295,091	$21,105	$19,571	$378,754	$314,662
Gross profit %	6.0%	6.0%	56.1%	54.2%	6.3%	6.4%

Revenue
PBM revenue increased $1.1 billion, or 22%, to $5.9 billion in Q1 2015, compared to $4.9 billion in Q1 2014. PBM revenues increased primarily as a result of organic growth added through new customer implementations including the continued implementation of the Cigna contract and expansion of the Company's specialty business. Additionally, revenues increased due to the addition of the Salveo specialty business.

HCIT revenue increased $1.5 million, or 4%, to $37.6 million in Q1 2015, compared to $36.1 million in Q1 2014 mostly due to an increase in transaction revenue.

Gross Profit
Consolidated gross profit for Q1 2015 increased $64.1 million, or 20%, to $378.8 million, compared to $314.7 million in Q1 2014. The increase is due to the successful implementation of new customer contracts in 2015, increased specialty sales and the addition of the Salveo specialty business. Gross profit as a percentage of revenue remained relatively unchanged moving from 6.4% of revenue to 6.3% of revenue during the three months ended March 31, 2015, compared to the same period in 2014.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for Q1 2015 increased $20.8 million, or 16%, to $151.4 million, compared to $130.5 million in Q1 2014. The increase is mainly due to approximately $9.0 million in transaction expenses related to the recently announced combination with UnitedHealth Group and the acquisition of Healthcare Solutions by the Company. Additionally, SG&A increased due to the addition of operating costs related to the Company's acquisition of Salveo that were not present during the three months ended March 31, 2014, as well as increased costs to support the overall growth of the PBM segment.

Amortization
Amortization of intangible assets for Q1 2015 decreased $2.4 million, or 4%, to $52.6 million, compared to $55.0 million in Q1 2014. The decrease in amortization expense was driven mainly by a decline in amortization expense of other intangibles, partially offset by the amortization of intangible assets acquired in the Salveo transaction.

Interest and Other Expense, Net
Interest and other expense, net for Q1 2015 increased $4.2 million to $15.5 million compared to $11.3 million in Q1 2014. The increase is mainly due to higher average principal amount of long-term debt outstanding resulting from the issuance in March 2014 of $500 million aggregate principal amount of 4.75% senior notes.

Income Taxes
The Company recognized income tax expense of $43.9 million for Q1 2015, representing an effective tax rate of 31%, compared to $28.1 million, representing an effective tax rate of 27%, for the same period in 2014. The increase in income tax expense and effective tax rate was mainly due to higher taxable income compared to the same period in 2014 as a result of new customer implementations as well as the acquisition of Salveo.

Net Income and EPS Attributable to the Company
The Company reported Q1 2015 net income attributable to the Company of $86.7 million, or $0.42 per share (fully-diluted), compared to $63.4 million, or $0.31 per share (fully-diluted), in Q1 2014. Net income attributable to the Company increased mainly due to increased revenue as a result of new customer implementations, increased specialty sales and additional income generated as a result of the Salveo acquisition. The increase was partially offset by the increase in SG&A expense and interest expense as described above.

Q1 2015 Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $52.6 million, net of tax, increased 18% to $0.59 per share (fully-diluted) in Q1 2015, compared to $0.50 per share (fully-diluted) in Q1 2014.

EBITDA¹
Q1 2015 EBITDA increased $44.1 million, or 26%, to $215.0 million, compared to $170.9 million in Q1 2014. The increase is mainly due to increased net income attributable to the Company as a result of increased revenue, as noted previously. The increase was partially offset by increased SG&A due to the acquisition of Salveo at the beginning of 2015, as well as transaction expenses related to the recently announced combination with UnitedHealth Group and the acquisition of Healthcare Solutions by the Company.

Cash Flow
In Q1 2015, the Company generated $146.7 million of cash from operations, compared to $135.7 million of cash from operations during the same period in 2014. Cash from operations increased primarily due to an increase in net income as discussed above.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible asset amortization expense, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's acquisitions. The Company excludes intangible asset amortization expense from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. Management believes it is useful to exclude these items as they are essentially amounts that cannot be influenced by management in the short term.

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

EBITDA Reconciliation	Three Months Ended March 31,
(in thousands)	2015	2014
	(unaudited)
Net income attributable to the Company (GAAP)	$86,693	$63,445
Add:
Depreciation of property and equipment	16,789	13,359
Amortization of intangible assets	52,619	54,986
Interest and other expense, net	15,495	11,336
Income tax expense	43,911	28,108
Adjustments related to non-controlling interest	(542)	(384)
EBITDA	$214,965	$170,850

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended March 31,
	2015		2014
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)
Net income attributable to the Company (GAAP)	$86,693	$0.42	$63,445	$0.31
Amortization of intangible assets	52,619	0.25	54,986	0.26
Tax effect of reconciling item	(16,101)	(0.08)	(14,681)	(0.07)
Non-GAAP net income attributable to the Company	$123,211	$0.59	$103,750	$0.50

About Catamaran Corporation
Catamaran, the industry’s fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 400 million prescriptions each year on behalf of over 35 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran’s skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Schaumburg, IL with multiple locations in the U.S. and Canada. For more information, please visit Catamaranrx.com, and for industry news and information follow Catamaran on Twitter, @CatamaranCorp.

Forward-Looking Statements
Certain statements included herein, including guidance and those that express management's objectives and the strategies to achieve those objectives, as well as information with respect to the Company's beliefs, plans, expectations, anticipations, estimates and intentions, constitute “forward-looking statements” within the meaning of applicable securities laws. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our ability to achieve increased market acceptance for our product offerings and penetrate new markets; our ability to compete successfully; our dependence on, and ability to retain, key customers; customer demands for enhanced services levels or loss or unfavorable modification with our customers; the risks and challenges associated with our PBM partnering agreement with Cigna Corporation due to the size of the client and the complexity and long-term nature of the agreement; consolidation in the healthcare industry; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; changes in industry pricing benchmarks and continuing market and economic challenges; our ability to maintain our relationships with pharmacy providers, pharmaceutical manufacturers, third-party rebate administrators and suppliers; compliance with existing laws, regulations and industry initiatives and future change in laws or regulations in the healthcare industry; our ability to maintain our relationships with suppliers; the outcome of any legal or tax proceeding that has been or may be instituted against us; the existence of undetected errors or similar problems in our software products; potential liability for the use of incorrect or incomplete data; interruption of our operations due to outside sources and breach of our security by third parties; our dependence on the expertise of our senior management and other personnel; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; our ability to accurately forecast our financial results; our level of indebtedness and the covenants and restrictions in the agreements governing our outstanding indebtedness; our access to sufficient capital to fund our future requirements; and potential write-offs of goodwill or other intangible assets. Numerous factors could cause actual results with respect to the proposed UnitedHealth Group acquisition to differ materially from those in the forward-looking statements, including, without limitation, risks or uncertainties associated with: the failure to obtain shareholder approval in a timely manner or otherwise; the risk that regulatory or other approvals required for the UnitedHealth Group acquisition are not obtained or are obtained subject to conditions that are not anticipated; the possibility that the proposed UnitedHealth Group acquisition will not close, including by any failure to satisfy closing conditions or a termination of the Arrangement Agreement; unanticipated difficulties or expenditures relating to the proposed UnitedHealth Group acquisition; legal proceedings that may be instituted against the Company, UnitedHealth Group and others following announcement of the proposed UnitedHealth Group acquisition; disruptions of current plans and operations caused by the announcement and pendency of the proposed UnitedHealth Group acquisition; ability to hire and retain key personnel; the potential impact of announcement or consummation of the proposed UnitedHealth Group acquisition on relationships with third parties, including customers, employees and other business partners; and the ability to attract new customers and retain existing customers in the manner anticipated. This foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any future significant acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up- front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraph will not cause such forward-looking information to differ materially from actual results or events. There can be no assurance that such assumptions will reflect the actual outcome of such items or factors. Accordingly, investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$865,201	$1,011,952
Accounts receivable, net of allowance for doubtful accounts of $5,571 (2014 — $4,867)	1,369,196	1,254,336
Rebates receivable	836,136	863,824
Other current assets	214,275	219,435
Total current assets	3,284,808	3,349,547
Property and equipment, net of accumulated depreciation of $161,038 (2014 — $144,220)	198,988	210,027
Goodwill	4,923,665	4,724,639
Other intangible assets, net of accumulated amortization of $611,562 (2014 — $574,503)	980,480	968,199
Other long-term assets	70,430	71,773
Total assets	$9,458,371	$9,324,185

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$1,068,398	$967,791
Accrued expenses and other current liabilities	272,384	327,190
Rebates payable	955,623	967,733
Current portion - long-term debt	87,500	81,250
Total current liabilities	2,383,905	2,343,964
Deferred income taxes	269,836	257,325
Long-term debt	1,327,744	1,344,973
Other long-term liabilities	99,331	98,816
Total liabilities	4,080,816	4,045,078

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 208,012,259 shares issued and outstanding at March 31, 2015 (December 31, 2014 — 207,493,541 shares)	4,290,267	4,264,764
Additional paid-in capital	59,273	74,071
Retained earnings	1,021,147	934,454
Accumulated other comprehensive loss	(1,034)	(1,310)
Total shareholders' equity	5,369,653	5,271,979
Non-controlling interest	7,902	7,128
Total equity	5,377,555	5,279,107
Total liabilities and equity	$9,458,371	$9,324,185

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)

Revenue	$5,979,260	$4,914,479
Cost of revenue	5,600,506	4,599,817
Gross profit	378,754	314,662
Expenses:
Selling, general and administrative	151,367	130,519
Depreciation of property and equipment	15,808	12,368
Amortization of intangible assets	52,619	54,986
	219,794	197,873
Operating income	158,960	116,789
Interest and other expense, net	15,495	11,336
Income before income taxes	143,465	105,453
Income tax expense	43,911	28,108
Net income	$99,554	$77,345
Less: Net income attributable to non-controlling interest	12,861	13,900
Net income attributable to the Company	$86,693	$63,445
Earnings per share attributable to the Company:
Basic	$0.42	$0.31
Diluted	$0.42	$0.31
Weighted average number of shares used in computing earnings per share:
Basic	207,641,523	206,525,188
Diluted	208,289,689	207,086,677

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Cash flows from operating activities:
Net income	$99,554	$77,345
Items not involving cash:
Stock-based compensation	8,789	6,828
Depreciation of property and equipment	16,789	13,359
Amortization of intangible assets	52,619	54,986
Deferred lease inducements and rent	(6,723)	(77)
Deferred income taxes	3,836	(12,334)
Tax benefit on option exercises	(1,916)	(2,692)
Deferred financing cost amortization	2,469	2,188
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(82,210)	(171,907)
Rebates receivable	29,168	(362,352)
Other current assets	22,114	26,310
Accounts payable	71,948	144,264
Accrued expenses and other current liabilities	(59,196)	20,753
Rebates payable	(12,110)	362,635
Other long-term assets and liabilities	1,551	(23,630)
Net cash provided by operating activities	146,682	135,676
Cash flows from investing activities:
Acquisition, net of cash acquired	(261,668)	(2,026)
Purchases of property and equipment	(9,140)	(12,782)
Net cash used by investing activities	(270,808)	(14,808)
Cash flows from financing activities:
Proceeds from issuance of debt	—	492,500
Repayment of long-term debt	(12,500)	(306,250)
Payment of financing costs	—	(955)
Proceeds from exercise of options	28	3,567
Tax benefit on option exercises	1,916	2,692
Distributions to non-controlling interest	(12,087)	(15,000)
Other	(28)	—
Net cash (used) provided by financing activities	(22,671)	176,554
Effect of foreign exchange on cash balances	46	52
Change in cash and cash equivalents	(146,751)	297,474
Cash and cash equivalents, beginning of period	1,011,952	387,241
Cash and cash equivalents, end of period	$865,201	$684,715